Exhibit 10(bb)

                     FINAL SEVERANCE AGREEMENT AND RELEASE

WHEREAS, Alan M. Davis, was employed on April 29, 1998, by Luby's, Inc. to perform certain tasks; and

WHEREAS, it is the mutual desire of Luby's Inc. and Alan M. Davis to terminate this employment relationship and the existing salary continuation agreement executed on January 24, 2001 by the parties and enter into the Consultant Agreement attached hereto; and

WHEREAS, it is the mutual desire of Luby's, Inc. and Mr. Davis to terminate the existing employment relationship effective July 20, 2001. For and in consideration of the terms set forth below, the parties agree as follows:

1. Luby's, Inc. agrees to pay to Mr. Davis the sum of ONE THOUSAND AND NO ONE HUNDRED DOLLARS ($1,000.00) less applicable taxes or other withholdings. Mr. Davis acknowledges that this is an amount which Luby's, Inc. is not required to pay him and that it is in addition to any amounts that are owed to him for the services that he has performed for Luby's, Inc.

2. Mr. Davis releases Luby's, Inc. and its directors, officers, managers, employees, former employees, agents, attorneys, and other persons acting on behalf of Luby's, Inc. (all referred to as "the Parties Released") from all federal and state discrimination claims specifically including any claims of violation of the Age Discrimination in Employment Act ("ADEA") and/or from all claims of any nature in any way related to his employment or to the termination of his employment with Luby's, Inc. up to the date of signing this Final Severance Agreement and Release.

    The release stated above shall not apply to any rights or claims Alan M. Davis may have with regard to any Incentive Stock Option Agreements previously granted to him. Any options previously granted under the Incentive Stock Option Plan must be exercised on or before July 20, 2002.

3.  Mr. Davis agrees that

    a) he has read this Final Severance Agreement and Release, and agrees that it is written in language understandable to him. He further acknowledges that he has been advised to consult with an attorney before signing this Final Severance Agreement and Release.

    b) he has been given at least 21 days to consider whether to accept this Final Severance Agreement and Release.

    c) he understands and agrees that in the event he decides to sign this Final Severance Agreement and Release prior to the end of the 21 day time period, he represents that his decision to accept this shorter time period is knowing and voluntary and is not induced by Luby's, Inc. through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 21 day time period.

    d) he understands that he may revoke the agreement reflected in this Final Severance Agreement and Release at any time within seven days after he signs it (excluding the date of signing). To revoke the Final Severance Agreement and Release, he must deliver notice of revocation to Peter Tropoli, 2211 Northeast Loop 410, San Antonio, Texas 78217, or in his absence to his office, within seven days after the date he signs the Final Severance Agreement and Release.

    e) he understands that if he does not revoke this Final Severance Agreement and Release as described above, this Final Severance Agreement and Release will become effective, binding, and enforceable on the seventh day after he signs this Final Severance Agreement and Release (excluding the date of signing). Mr. Davis understand that he will not receive the sum of money described in Paragraph 2 until the first regular pay day after the Final Severance Agreement and Release becomes effective.

4. This Final Severance Agreement and Release is not an admission by Luby's, Inc. that it has acted unlawfully or violated any local, state or federal law or regulation.

5. Mr. Davis understands that the terms of this Final Severance Agreement and Release are confidential. Mr. Davis understands that he is not permitted to disclose the terms of this Final Severance Agreement and Release to any person other than his attorney, financial advisor, spouse or as required by law.

6. Mr. Davis understands that this Final Severance Agreement and Release shall be binding upon him, and upon his heirs, administrators, representatives, executors, successors and assigns.

7. This Final Severance Agreement and Release has been signed in the State of Texas. The laws of the State of Texas, and federal law where applicable, govern the interpretation and enforcement of this Final Severance Agreement and Release. The parties agree that venue for any disputes shall lie in Bexar County, Texas.

8. Mr. Davis has read this document and understands the he is giving a full and final release to Luby's, Inc. and the Parties Released and declares that it is his intent to provide such a release. Mr. Davis acknowledges that he has been advised to consult with an attorney, and has consulted with an attorney, prior to signing this agreement. Mr. Davis agrees that this document is a full and final expression of his Final Severance Agreement and Release with Luby's, Inc. and made with the Parties Released. Mr. Davis acknowledges that no other promise has been made to him either by Luby's, Inc., or the Parties Released that are not set forth in this document. Mr. Davis hereby signs this document knowingly, voluntarily, and of his own free will.

9. As part of the consideration identified above, Mr. Davis agrees, on behalf of himself, his heirs, successors and assigns, to INDEMNIFY and HOLD HARMLESS agree to DEFEND Luby's Inc. and the Released Parties from all claims, demands, and causes of action of any nature, which may have been or may be asserted by any person claiming by, through, or under me concerning any of the matters covered by this release.

IN WITNESS WHEREOF, the parties execute this Final Severance Agreement and Release in duplicate originals on this 20th day of July, 2001.

/s/ Peter Tropoli                          /s/ Alan M. Davis
__________________________                 __________________________
LUBY'S, INC.                               ALAN M. DAVIS

DATE:  July 20, 2001                       DATE:  July 20, 2001